UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2013

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200, Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(281) 606-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)    Appointment of Officer
Effective August 19, 2013, the Board of Directors of Era Group Inc. (the “Company”) appointed Jennifer Whalen to serve as the Company's Vice President and Chief Accounting Officer. In connection with her appointment, Ms. Whalen will assume the responsibilities of the Principal Accounting Officer.
Ms. Whalen, age 39, has served as the Company's Controller since April 2012. From August 2007 to March 2012, Ms. Whalen served in several capacities at nLIGHT Photonics Corporation, a supplier of high-performance lasers, including as Director of Accounting. Prior to these roles, Ms. Whalen served as the Manager of Accounting at InFocus Corporation for just over two years. After serving in the U.S. military, Ms. Whalen started her career in public accounting in the Assurance practice group at PricewaterhouseCoopers for nearly five years.
Ms. Whalen received a Bachelor of Science degree in Accounting from Alabama A&M University and a Masters of Accountancy from the University of Southern California. Ms. Whalen is a certified public accountant in Oregon.
Ms. Whalen will continue to receive a customary compensation package, including an annual salary and an opportunity to earn an annual bonus pursuant to the Company's annual bonus plan. In addition, Ms. Whalen remains eligible to participate in the Company’s annual equity award program. Other than an increase in annual salary of less than 5%, no adjustment was made to her compensation arrangements in connection with her appointment as Vice President and Chief Accounting Officer and her designation as the Principal Accounting Officer.
The Company is not aware of any related party transactions with respect to Ms. Whalen to report under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

	By:	/s/ Christopher S. Bradshaw
	Name:	Christopher S. Bradshaw
	Title:	Executive Vice President and Chief Financial Officer

Date: August 20, 2013